Exhibit 4.1(c)

GUILFORD PHARMACEUTICALS INC.

AMENDMENT TO
GUILFORD PHARMACEUTICALS INC.
AMENDED AND RESTATED
1993 EMPLOYEE SHARE OPTION AND RESTRICTED SHARE PLAN,
AS AMENDED

      Guilford Pharmaceuticals Inc. hereby amends the terms of the Guilford Pharmaceuticals Inc. 1993 Employee Share Option and Restricted Share Plan, as amended (the “1993 Plan”) as follows:

      Section 3.2 of the 1993 Plan is hereby amended by the addition of the following sentence at the end of the Section:

The Committee may delegate its authority under the plan to grant Options and Restricted Shares to a one-member committee of the Board of Directors.